NEWS RELEASE



  DIME COMMUNITY BANCSHARES, INC. RECEIVES OTS APPROVAL TO ACQUIRE FINANCIAL BANCORP, INC. AND ITS WHOLLY OWNED SUBSIDIARY, FINANCIAL FEDERAL SAVINGS BANK



Brooklyn, NY, December 31, 1998. Dime Community Bancshares, Inc. (the "Company") (NASDAQ: DCOM), the holding company for The Dime Savings Bank of Williamsburgh (the "Bank"), has received approval from the Office of Thrift Supervision ("OTS") to acquire Financial Bancorp, Inc. ("FIBC") (NASDAQ: FIBC), the holding company for Financial Federal Savings Bank ("Financial Federal"). The acquisition, which was approved by FIBC's stockholders on December 18, 1998, is expected to be completed by the end of January, 1999.

Mr. Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company stated, "We look forward to completing the FIBC acquisition, which we are confident will strengthen our current banking franchise, enhance shareholder value and provide long-term benefits for our shareholders, customers and, particularly, the communities which the Bank and Financial Federal both currently serve."

Dime Community Bancshares, Inc., is the holding company for The Dime Savings Bank of Williamsburgh, a community-oriented financial institution providing financial services and loans for housing within its market areas. The Bank maintains its headquarters in the Williamsburgh section of the borough of Brooklyn, and thirteen additional offices in the boroughs of Brooklyn, Queens, and The Bronx, and in Nassau County. The Bank's deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation. More information on the Company and Bank can be found on the Company's Internet website at WWW.DIMEWILL.COM.


Contact:  Kenneth A. Ceonzo - VICE PRESIDENT AND DIRECTOR OF INVESTOR RELATIONS
 (718) 782-6200 extension 279
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